Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick Executive Vice President (847) 382-1000	Catherine E. Lawler Investor Relations (847) 671-1177

CTI Industries Corporation Reports
Second Quarter 2009 Financial Results

FOR IMMEDIATE RELEASE
Wednesday, August 12, 2009

BARRINGTON, IL, August 12, 2009 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter of 2009 and for the six month period ended June 30, 2009.

Consolidated net sales for the second quarter of 2009 were $10,779,000 compared to consolidated net sales of $12,461,00 for the second quarter of 2008, a decrease of 13.5%.  The Company earned net income of $409,000 or $0.15 per share (basic and diluted) for the second quarter of 2009 compared to net income of $485,000 or $0.17 per share (basic and diluted)  for the second quarter of 2008.

For the six month period ended June 30, 2009, consolidated net sales were $20,382,000 compared to $23,196,000 for the same period in 2008, a decrease of 12.1%.  For this six month period in 2009, net income was $502,000 or $0.18 per share (basic and diluted) compared to net income of $764,000, or $0.28 per share (basic) and $0.26 per share (diluted) for the same period of 2008.

Key Factors and Trends

Net sales of foil balloons increased by 16.9% in the second quarter compared to the same period of 2008, from $4,918,000 to $5,747,000.  For the six month period, net sales of foil balloons increased by 13.3% from $9,516,000 in the six months ended June 30, 2008 to $10,786,000 for the same period of 2009.

For the second quarter 2009, net sales of pouch products were $1,577,000 compared to $3,441,000 for the second quarter of 2008.  For the six months ended June 30, 2009, pouch sales were $2,562,000 compared to $5,889,000 for the same period of 2008.  In the first six months of 2008, the high level of net sales of pouches was attributable to the build-up of inventory by a principle customer for a July 2008 product launch.  During the first six months of 2009, sales to that customer continue but at a lower level than during the product launch build-up in 2008.

During the second quarter 2009, the dollar value of latex balloon sales decreased by 16% compared to the second quarter of 2008 from $1,969,000 in the second quarter of 2008 to $1,653,000 for the same period of 2009.  The unit volume of sales, however, was up slightly in 2009.  The decline in the dollar value of the sales was due to the fact that a significant portion of the Company’s latex sales are in Mexico denominated in Mexican pesos and the value of the Mexican peso has declined compared to the second quarter of 2008.

Operating expenses declined by approximately $230,000 for the second quarter of 2009 compared to the same period of 2008, and they declined by about $320,000 for the six month period ended June 30, 2009 compared to the same period of 2008.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2009	December 31, 2008

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$202,656	$180,578
Accounts receivable, net	6,617,105	5,821,593
Inventories, net	10,169,120	10,504,769
Other current assets	1,365,456	1,181,097
Total current assets	18,354,337	17,688,037

Property, plant and equipment, net	10,125,682	10,575,982
Other assets	1,698,968	1,724,172

Total Assets	$30,178,987	$29,988,191

Liabilities & Equity
Total current liabilities	$16,299,152	$16,222,180
Long term debt, less current maturities	5,469,538	6,018,655
Stockholders' equity	8,396,044	7,734,600
Noncontrolling interest	14,253	12,756

Total Liabilities & Equity	$30,178,987	$29,988,191

Consolidated Statements of Operations

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$10,778,903	$12,460,945	$20,382,324	$23,195,646
Cost of sales	8,178,204	9,548,061	15,715,122	17,951,083

Gross profit	2,600,699	2,912,884	4,667,202	5,244,563

Operating expenses	1,925,768	2,158,074	3,530,523	3,850,048

Income from operations	674,931	754,810	1,136,679	1,394,515

Other (expense) income:
Net Interest expense	(272,566)	(286,404)	(568,117)	(556,665)
Other	2,599	11,889	(18,998)	42,211

Income before income taxes and noncontrolling interest	404,964	480,295	549,564	880,061

Income tax expense	(4,037)	(4,818)	46,121	115,839

Income before noncontrolling interest	409,001	485,113	503,443	764,222

Noncontrolling interest income of subsidiary	263	(24)	1,497	264

Net income	$408,738	$485,137	$501,946	$763,958

Basic income per common and common equivalent shares	$0.15	$0.17	$0.18	$0.28

Diluted income per common and common equivalent shares	$0.15	$0.17	$0.18	$0.26

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	2,775,902	2,781,025	2,792,220	2,721,646

Diluted	2,776,797	2,929,548	2,797,256	2,885,783